Exhibit 99.1

Chaparral Energy Announces Bolt-on STACK Play Acreage Acquisition in Kingfisher County, Oklahoma

Oklahoma City, December 27, 2017 — Chaparral Energy, Inc. (OTCQB: CHPE) announced today that it has entered into a definitive purchase agreement to acquire acreage in Kingfisher County, Oklahoma, from a private seller for $60 million in cash, subject to customary post-closing adjustments.

Highlights of the acquisition include:

•	Acquiring 7,000 contiguous net acres in the core of the black-oil window of the STACK Play in Kingfisher County
o	The acreage is 100 percent held by production and will provide Chaparral with an 87 percent working interest
•	Increasing Chaparral’s core acreage in Kingfisher County by 28 percent, which increases the company’s total STACK Play acreage to approximately 117,000 net acres
•	Adding more than 200 horizontal drilling locations in the Meramec and Osage formations
•	Attractive purchase price of approximately $8,500 per acre compared to other recent STACK transactions.

“We are particularly excited about this acquisition due to its location adjacent to our existing operations in the sweet spot of this highly productive play,” said Chaparral Chief Executive Officer Earl Reynolds. “Our understanding of the rock, extensive experience in the area and access to existing infrastructure will allow us to maximize the value of this core area.”

In addition to the acquisition, the company also closed on a new $400 million credit facility on December 21, 2017, with an initial borrowing base of $285 million, which represents a $60 million increase compared to its previous borrowing base. Chaparral plans to use the credit facility to finance the STACK acquisition, which is expected to close in January 2018.

As announced in late November, the company recently completed the sale of its EOR assets and used those proceeds to fully repay the outstanding $149.2 million balance on its term loan, as well as pay down a portion of its outstanding credit facility borrowings.  Chaparral anticipates its outstanding borrowings under the new credit facility at the end of 2017 will be $127 million.

“This bolt-on acquisition further enhances our outstanding STACK position and our increased borrowing base serves as a testament to the quality of our assets,” said Reynolds. “Given our exceptional position within the play, as well as our strong balance sheet, Chaparral is well positioned to continue to drive long-term growth and create value for our shareholders.”

Presentation

A presentation with additional information regarding the acquisition has been posted to the company’s website at www.chaparralenergy.com.

Thompson & Knight LLP served as legal counsel to Chaparral for the acquisition

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s highly economic STACK Play, where it has approximately 110,000 net acres and more than 3,500 potential drilling locations primarily in Kingfisher, Canadian and Garfield counties. The company has potential total production reserves of more than 1 billion barrels of oil equivalent and more than 350,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Manager – Communications

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com